Exhibit 4.2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     AMENDMENT NO. 1, dated January 23, 2001, to the Rights Agreement (the "Rights Agreement"), dated January 7, 1998, between Standard Microsystems Corporation, a Delaware corporation ("Company") and American Stock Transfer & Trust Company, a New York banking corporation (the "Rights Agent"). The parties agree as follows:

     1. Capitalized terms not otherwise defined herein will have the respective meanings given them in the Rights Agreement.

     2. The following is added at the end of Section 1(a): "Unless the Board of Directors of the Company shall otherwise determine, which determination shall become effective for purposes hereof five Business Days after notice of such determination shall have been given to Citigroup, Inc., a Delaware corporation ("Citigroup"), neither Citigroup nor any person controlled (as defined in Rule 12b-2 under the Exchange Act) by Citigroup shall be an Acquiring Person, so long as (I) Citigroup's beneficial ownership of Company Common Stock as of the date hereof does not exceed, and Citigroup hereafter does not make any acquisition of beneficial ownership of any Company equity security immediately following which Citigroup's beneficial ownership exceeds, 28% of Company's outstanding Common Stock, and (ii) each of Citigroup and each Person controlled by Citigroup is (and remains) eligible to and does report its beneficial ownership of Company equity securities on Schedule 13G. Any notice to Citigroup shall be deemed given, if delivered personally or by overnight courier by 4:00 PM New York City time on a Business Day, on the date of delivery; if transmitted by facsimile or email by 4:00 PM New York City time on a Business Day, on the date shown by electronic confirmation of receipt; and otherwise, on the first succeeding Business Day following such delivery or receipt (as so confirmed); or, if mailed, three days after mailing by registered or certified mail, return receipt requested; and, in each case, addressed to each of: Citigroup, Inc., 425 Park Avenue, New York NY 10043, Attn: Director, Global Compliance, facsimile: 212-793-7908, email: globalcompliance@citi.com; and Salomon Smith Barney Inc., 7 World Trade Center, New York, NY 10048, Attn: General Counsel, Asset Management, facsimile: 212-783-4711, email:mike.rosenbaum@ssmb.com."

     3. Except as set forth herein, the Rights Agreement remains in full force and effect.


     IN WITNESS WHEREOF, the parties have signed this Amendment No. 1 as of the date first written above.


AMERICAN STOCK TRANSFER &                      STANDARD MICROSYSTEMS
TRUST COMPANY                                  CORPORATION


By: /s/   SIGNATURE                            By: /s/  ANDREW M. CAGGIA
    --------------------------------               ---------------------
    Authorized signatory                           Andrew M. Caggia
                                                   Sr. Vice President and CFO